UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       DACYSZYN,     JAMES     M.
       #64, 9703-41 AVENUE
       EDMONTON,   AB    T6E 6M4
     CANADA
2. Date of Event Requiring Statement (Month/Day/Year)
    SEPTEMBER 7, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       CAN-CAL RESOURCES, LTD.
       CCRE
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
     September 16, 1999
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.001 Par Value Common Stock           |470,000               |D               |                                               |
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    $.001 Par Value Common Stock           |60,000                |D (a)           |By Raven Rock Products                         |
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    $.001 Par Value Common Stock           |42,500                |I (b)           |By Raven Rock Products                         |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
     N/A                |N/A      |N/A      |N/A                    |NONE     |N/A       |N/A          |N/A                        |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This amendment is filed to correct information previously diclosed on the original Form 3 filing and subsequent amendments.
  (a) The Reporting Person has both voting and dispositive control over these 60,000 shares held by Raven Rock Products Ltd., a private company owned by the Reporting Person. Raven Rock Products Ltd. is managed and controlled by the Reporting Person's son for salary and 25% of the
Raven Rock Products Ltd. profits, however Raven Rock Products Ltd. has no direct interest in these 60,000 shares.
(b) Shares are held in an investment portfolio for the benefit of Raven Rock Products, Ltd.
The Reporting Person disclaims beneficial and pecuninary interest in 25% of the 42,500 shares held in the Raven Rock Products, Ltd. investment portfolio.
SIGNATURE OF REPORTING PERSON
    /s/   JAMES M. DACYSZYN
DATE
   March 27, 2001